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FORM 5                                                 OMB APPROVAL
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[ ] Check this box if no longer            OMB Number                  3235-0362
    subject to Section 16. Form 4          Expires:            December 31, 2001
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
[ ] Form 3 Holdings Reported               -------------------------------------
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    Wheeler         Steven          M.
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    (Last)         (First)       (Middle)

    400 N. 5th Street
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    (Street)

    Phoenix,        AZ           85004
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Pinnacle West Capital Corporation (PNW)
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.  Statement for Month/Year

    12/01
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5.  If Amendment, Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [ ] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Senior Vice President
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security  2.Trans-  3.Trans-   4.Securities Acquired (A)   5.Amount of        6.Owner-    7.Nature of
  (Instr. 3)           action    action     or Disposed of (D)          Securities Ben-    ship        Indirect
                       Date      Code       (Instr. 3, 4 and 5)         eficially Owned    Form: Di-   Beneficial
                       (Month/   (Instr.8)  ------------------------    at end of          rect (D)    Ownership
                       Day/                           (A) or            Issuer's Fiscal    or Indi-    (Instr. 4)
                       Year)                Amount    (D)      Price    Year (Instr. 3     rect (I)
                                                                        and 4)             (Instr. 4)
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Common Stock           7-1-01      A        6,000      A
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Common Stock          11-14-01     A        2,300      A                 7,076              D
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* If the form is filed by more than one reporting person, see Instruction
4(b)(v).  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of Derivative Security          2.Conver-       3.Trans-       4.Transac-       5.Number of Deriva-
  (Instr. 3)                              sion or         action         tion             tive Securities
                                          Exer-           Date           Code             Acquired (A) or
                                          cise            (Month/        (Instr.8)        Disposed of (D)
                                          Price of        Day/                            (Instr. 3,4, and 5)
                                          Deriva-         Year)
                                          tive Se-                                        -------------------
                                          curity                                           (A)         (D)
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Employee Stock Option                     $42.55         11-14-01          A              11,500
(Right to Buy)
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6.Date Exercis-       7.Title and Amount of       8.Price        9.Number         10.Owner-       11.Nature
  able and Expi-        Underlying Securities       of             of De-            ship of         of Indi-
  ration Date           (Instr. 3 and 4)            De-            rivative          Deriva-         rect Ben-
  (Month/Day/                                       riva-          Securi-           tive Se-        eficial
   Year)                                            tive           ties Ben-         curity:         Owner-
--------------------    ----------------------      Secu-          eficially         Direct          ship
 Date        Expira-                  Amount or     rity           Owned at          (D) or          (Instr.4)
 Exer-       tion                     Number of     (Instr. 5)     End of Year       Indirect
 cisable     Date        Title        Shares                       Year(Instr.4)     (I)(Instr.4)
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 (1)        11-13-11     Common Stock  11,500                        11,500             D
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Explanation of Responses:

(1) The option becomes exercisable 1/3 of the grant per year commencing
    11-14-02.

                           Steven M. Wheeler                       02-14-02
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                           Steven M. Wheeler                          Date
                           **Signature of Reporting Person
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).